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                                                                  Exhibit 4.2

                         DEFERRED COMPENSATION AGREEMENT


     This Deferred Compensation Agreement ("Agreement") is entered into as of __________________________ , by and between SAI DEFERRED COMPENSATION HOLDINGS, INC. (the "Company"),____________________________ , ("Broker-Dealer"),
and ___________________ ("Representative").

     The Company has established, in conjunction with Broker-Dealer, the Amended and Restated Registered Representatives' Deferred Compensation Plan (as amended from time to time, the "Plan") pursuant to which Broker-Dealer's registered representatives may elect to defer receipt of some or all of the commission and fee payments such registered representatives are entitled to receive. In consideration of the mutual agreements herein contained, the parties hereby agree as follows:

Section 1. The Plan. The deferral of compensation elected by Representative hereunder is pursuant to the Plan, a copy of which Representative has received and the terms of which are incorporated herein by reference. Capitalized terms used herein which are not defined are used with the meanings provided for in the Plan.

Section 2.     Amount of Deferral.

       2.1 Representative desires to defer Earnings received from time to time from Broker-Dealer in accordance with and subject to the Plan.

       2.2 Pursuant to the terms of the Plan, Representative may defer up to 100% of future Earnings, by executing this Agreement and completing an Enrollment/Change Form to enroll in the Plan. The election shall remain in effect until and unless modified as provided in the Plan.

Section 3.    Deferral Account.

       3.1 The obligation to pay to Representative the amount deferred, with the interest and adjustments provided for in the Plan, shall be carried on the books of the Company as an unsecured debt in two accounts (the "Accounts"). The balance at any time in the Accounts is not held in trust for Representative, and neither Representative, his or her estate or personal representative(s) nor his or her beneficiaries shall have any right, title or interest in or to any funds in the Accounts, which are established by the Company merely for the purpose of recording such unsecured contractual obligation. All funds in the Accounts shall continue to be part of the general funds of the Company.

       3.2 Each Representative must elect the Valuation Fund(s) which will be used to measure the value of his or her Fund Account. Amounts held in the Fund Account will be treated as though invested in such Valuation Fund(s) and adjustments to the value of the Fund Account will be made in accordance with the Plan. Representative may change the Valuation Fund(s) against which the value of the Fund Account will be indexed in accordance with the terms of the Plan. The Company is not required to make investments in the Valuation Funds.

       3.3 Amounts held in the Interest Account will accrue interest as provided in the Plan and may, under certain circumstances, be reduced by the appreciation in the Fund Account.

       3.4 Earnings deferred under the Plan will be paid out in the manner and at the times provided by the Plan.

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Section 4.    General Provisions.

       4.1 Representative may obtain any necessary form(s) by request to the Plan Administrator. All forms and agreements and any other necessary documents must be properly executed and delivered to the Plan Administrator within the specified time limitations in order to be effective.

       4.2 Representative may designate a beneficiary or beneficiaries to receive distribution(s) from the Accounts after the death of Representative. Any person designated as a beneficiary shall be without rights or interests until following Representative's death, and then only in accordance with the Plan.

       4.3 The Company shall have the right at any time to transfer its rights and delegate its obligations under the Plan to another entity.

       4.4 Nothing in the Plan is intended to (a) limit in any way the right of Broker-Dealer to terminate Representative's independent contractor relationship with Broker-Dealer; or (b) otherwise create any employment relationship between the Representative and Broker-Dealer or the Company.

       4.5 The Company may amend, modify or terminate this Agreement to the same extent that it may amend, modify or terminate the Plan.

       4.6 This Agreement shall be binding upon and inure to the benefit of the Company and Broker-Dealer, their respective successors and assigns and Representative, his or her heirs, executors, administrators and legal representatives.

       4.7 This Agreement and the Plan, and the related forms and agreements, express the entire Agreement of the parties, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

       4.8 If any of the provisions of this Agreement should be held to be invalid, the remainder of this Agreement shall not be affected thereby.

       4.9 This Agreement shall be governed by and construed in accordance with the laws of the state of California.

Section 5.    Guarantee of AIG.

       5.1 The Company's payment obligations under the Plan have been guaranteed in accordance with, and subject to the terms of, a Guarantee Agreement, dated as of January 1, 1999 (the "Guarantee"), of American International Group, Inc. ("AIG").

       5.2 AIG has the right at any time to transfer its rights and delegate its obligations under the Guarantee to another entity.

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     IN WITNESS WHEREOF, the Company, Broker-Dealer and Representative have executed this Agreement as of the day and year first written above.

SAI DEFERRED COMPENSATION HOLDINGS, INC.


By: ___________________________________


"Broker-Dealer"

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By: ___________________________________

Representative acknowledges having received a current prospectus for the Plan and for each of the Valuation Funds currently available and agrees to abide by all of the terms and conditions of the Plan.

REPRESENTATIVE:


Name: ________________________________________
                       (Please print)

Signature: ___________________________________